                                                                   EXHIBIT 10.11

                           REPRESENTATION AGREEMENT


     REPRESENTATION AGREEMENT, dated as of June 18, 1998, by and among ESPN/Starwave Partners, a New York General Partnership ("Venture"), Starwave Corporation, a Washington corporation ("Representative") and Infoseek Corporation, a Delaware corporation ("Infoseek"); provided that, subject to the earlier termination of this Agreement pursuant to the provisions of Section 11.2 hereof, this Agreement shall only become effective upon the Effective Time (as defined in and pursuant to that certain Agreement and Plan of Reorganization (the "Merger Agreement"), of even date herewith, by and among Infoseek Corporation, a California corporation, Infoseek, Representative, and Disney Enterprises, Inc., a Delaware corporation) and shall cease and be of no further force and effect in the event that the Effective Time does not occur; and provided further that, except as earlier terminated pursuant to Section 11.2 each of the parties hereto agrees not to terminate, amend or otherwise alter this Agreement, or waive any of its rights hereunder, at any time prior to immediately following the Effective Time; provided that, notwithstanding the foregoing, the provisions of Section 11.2 hereof shall be in full force and effect as of the date hereof and through to the Effective Time.

     WHEREAS, Venture owns and operates an Internet service known as ESPN.com and operates other Internet services such as NFL.com, NBA.com and NASCAR.com (collectively, and including all additional Internet services that may be owned and/or operated by the Venture during the term of this Agreement, the "Internet Services"), which provide a variety of sports programming and information on the Internet; and

     WHEREAS, Representative is engaged, among other things, in the business of operating Internet sites; and

     WHEREAS, Venture desires to engage Representative to provide Venture with Services (as defined below) associated with sales of available ad inventory on the Internet Services and related products and services, and Representative is willing to provide such representation, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto covenant and agree as follows:


                                   ARTICLE 1


                                   SERVICES

     Section 1.1.  PROVISION OF SERVICES.


     (a) DESCRIPTION. Venture hereby engages Representative, as an independent contractor, and Representative hereby accepts such engagement, on the terms and subject to the conditions set forth in this Agreement, to represent Venture on an exclusive basis in the sale of advertising and other items as designated or approved by Venture related to the Internet Services, and to provide additional services, if any, as Venture may request in

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

writing from time to time on terms mutually satisfactory to the parties hereto (all of the foregoing collectively, the "Services"). Activities with respect to the sale of advertising on the Internet Services and other related items include without limitation, the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. The parties hereto acknowledge that Representative is being engaged to provide the Services principally due to its expertise in such matters.

     (b) MANNER. The Services shall be performed by Representative with such care as a prudent manager would use in the conduct of his company's affairs, and Representative shall accord the Internet Services the same priority as Representative accords its own operations and the operations of internet services that are managed, represented and afforded the most favorable treatment by Representative or its affiliates, taking into consideration the size and complexity of the Internet Services as compared with Representative's own internet services for purposes of determining personnel assignments and head count. In providing the Services, Representative shall use the best efforts it would use if it were providing the Services on its own behalf to (i) promote the Internet Services as an advertising medium, (ii) seek to preserve and maximize the long-term value of the Internet Services, including the ESPN tradenames and goodwill and (iii) comply with the standards and practices for the ESPN Service attached as Exhibit A. Representative shall, at Representative's expense, furnish to Venture the services of such full-time and part-time employees of Representative, including, without limitation, marketing and sales personnel and such other personnel as may be reasonably required properly to render the Services. Representative hereby undertakes, on the terms set forth in the first sentence of this Section 1.1(b), to cause the Services to be provided such that Venture complies in all material respects with all applicable laws, rules and regulations.

     (c) CONSULTATION. Venture and Representative will consult with each other from time to time as requested by either party with respect to the Services, the Internet Services and the performance of their respective obligations hereunder and under the other agreements contemplated hereby; provided, however, that nothing in this subsection shall be deemed to in any way limit Venture's exclusive control over the manner and use of its Marks (as defined below) as provided for in this Agreement and the Trademark License Agreement entered into between the parties as of the date hereof.

     Section 1.2.  REPORTS; ACCESS TO INFORMATION.

     (a) NOTICE. Representative shall notify Venture as promptly as practicable after the occurrence of any of the following:

             (i) receipt by Representative of (A) any notice or inquiry from any governmental authority with respect to or arising out of the Services contemplated by this Agreement or the other agreements contemplated hereby or (B) any written notice from any governmental authority or third party of any claim or legal process or notification that, in the reasonable opinion of Representative, is or is likely to become material to the Internet Services; or

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

          (ii) any other development that, in the reasonable opinion of Representative, materially affects or is likely to materially affect the Internet Services or the ability of Representative to fulfill its obligations under this Agreement.

     (b) REQUESTS FOR INFORMATION. Representative promptly shall provide to Venture such information (including financial information) concerning the Services provided hereunder as Venture reasonably may request from time to time, including, without limitation, monthly advertising sales reports, which reports shall set forth total ad avails sold, average CPM, average revenue per page view, ad avails per page, sellout rate, breakdown of costs incurred, list of advertisers and revenue sold per advertiser.

     (c) ACCESS. Representative shall maintain and make available for inspection by Venture or its representatives, during normal business hours, Representative's complete and accurate books of account relating to the Internet Services, and all other records, books and other information received, compiled or otherwise maintained by Representative with respect to the Internet Services, and all other documents reasonably requested by Venture and its officers, managerial employees, counsel and auditors.

     (d) ADVERTISING INFORMATION. Without limiting the foregoing provisions of this Section 1.2, during the last six months of the Term (as defined in Section 2.1), in order to facilitate Venture's determination of whether to seek to extend the term of this Agreement or take other actions with respect to the Internet Services upon expiration of the Term, Representative shall make or cause to be made available to Venture and its Representatives such information as Venture reasonably requests relating to the historical advertising revenues of the Internet Services during the Term and the booked advertising sales relating to the Internet Services.

     Section 1.3. TITLE. Representative acknowledges that it will acquire no right, title or interest in any property or assets of Venture, including, without limitation, any trade names, trademarks or service marks owned or licensed by Venture, by reason of this Agreement or Representative's provision of the Services hereunder. Representative further acknowledges that all records, books and other information received, compiled or otherwise maintained by Representative with respect to the Internet Services in connection with Representative's provision of the Services hereunder are solely the property of Venture and shall be returned to Venture promptly upon the expiration or earlier termination of the Term; provided, however, that Venture shall, upon reasonable request of Representative and at reasonable times, and subject to such confidentiality arrangements as Venture reasonably requests, permit Representative to make reasonable examination of such books, records and other information and permit Representative to make copies of the relevant portions of such books, records and other information.

     Section 1.4. POWER OF ATTORNEY. Subject to the provisions of Sections 6.1 (Trademark License Agreement), 6.2 (Programming Decisions), 6.3 (Use of Names) and

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

7.1 (Venture Approval Matters),Venture appoints Representative its attorney-in-fact for the Internet Services for the Term, solely in performance of the Services, and authorizes Representative, in the name and on behalf of the Internet Services, to make, execute, deliver, acknowledge, swear to, file and record all documents as may be necessary, in the discretion of Representative, in connection with the performance of the Services hereunder. Representative shall be required to notify Venture before entering into any agreement of any nature and shall deliver copies of all agreements, invoices and similar materials to Venture immediately upon completion.

     Section 1.5. APPOINTMENT OF ADDITIONAL REPRESENTATIVES. Representative may appoint other entities to sell advertising inventory for the Internet Services with the prior written approval of the Venture. Additionally, upon request from the Venture, Representative will sell ad avail inventory to an Affiliate of the Venture for sale by such Affiliate which sale shall be at least, at the Minimum Revenue Rate under Section 3.4. In any circumstance, responsibility for collection of revenue and payment of minimums to the Venture resides with the Representative.


                                   ARTICLE 2

                                      TERM

     Section 2.1. TERM. The term during which the Services shall be provided (the "Term") shall be the period from the Effective Time until the Termination Date (as defined in Section 11.1).


                                   ARTICLE 3

                        GUARANTEED MINIMUMS AND PAYMENTS


     Section 3.1. GUARANTEED MINIMUM. Representative shall guarantee to the Venture a minimum quarterly payment equal to (i) the number of projected page views, multiplied by 80%, multiplied by (ii) the Minimum Revenue Rate (the "Guaranteed Minimum Payment").

     Section 3.2. INITIAL PROJECTED PAGE VIEWS. The initial projected number of page views per quarter will be established by mutual agreement of the Representative and Venture. In the event that the parties cannot agree upon an initial number of page views, then such minimum shall be based on the actual average quarterly number of page views over the previous two quarters.

     Section 3.3. SUBSEQUENT PROJECTED PAGE VIEWS. In subsequent quarters, the projected number of page views will be established for each quarter by mutual agreement of the Representative and Venture; provided, however that should the parties fail to agree on the projected number of page views for any quarter, then the projected page views for

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

such quarter shall be based on the actual number of page views for the corresponding quarter of the prior year ("Prior Quarter") multiplied by 50% of the actual year-over-year growth rate (i.e., compared with the same quarter from the prior year) for the preceding 4 quarters.

     Section 3.4. MINIMUM REVENUE RATE. The guaranteed minimum ad revenue rate (the "Minimum Revenue Rate") per page view paid to the Venture will be based on the average ad revenue rate per page view of publicly traded Internet companies involved in activities comparable to those of the Venture. If a mutually agreeable rate can not be determined, then the rate will be based on the Venture's 12 month trailing average.

     Section 3.5. GUARANTEED DELIVERY. Venture guarantees to deliver 80% of the projected page views each quarter. In the event that Venture fails to deliver such minimum number of page views, Representative will be entitled to a proportional reduction in its Guaranteed Minimum Payment.

     Section 3.6. REPRESENTATION RIGHTS FEES. Representative shall pay to Venture for the right to render Services under this Agreement the greater of (i) the Guaranteed Minimum Payment or (ii) actual ad revenues billed to third parties in the performance of the Services, in each case less only Representative's actual and reasonably allocated costs of providing the Services and a profit margin of five percent (5%) of such costs (either amount, the "Representation Rights Fee"). The Representation Rights Fee shall be payable quarterly during the Term.

     Section 3.7. UNCONDITIONAL OBLIGATIONS. Except as otherwise set forth herein, the obligations of Representative to pay the Representation Rights Fee are unconditional. Representative is required to pay the Venture the Representation Rights Fees on or before the 20th day of the end of each quarter of each month, regardless of whether Representative is able to collect the related outstanding receivables.


                                   ARTICLE 4

                                   EXPENSES


     Section 4.1. OPERATING EXPENSES. From and after the Effective Time, all expenses of performing the Services shall be the responsibility of, and shall be borne by, Representative subject only to recoupment thereof pursuant to Section
3.6 above.


                                   ARTICLE 5

                             INTENTIONALLY OMITTED


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

                                   ARTICLE 6

                               VENTURE AGREEMENTS


  Section 6.1. TRADEMARK LICENSE AGREEMENT. On the Effective Time, Venture and Representative shall enter into a Trademark License Agreement in the form attached hereto as Exhibit A (the "Trademark License Agreement") pursuant to which Venture shall grant to Representative a non-exclusive, royalty-free license to use the mark "ESPN" solely in connection with Representative's performance of the Services during the Term. Notwithstanding the foregoing or any provisions herein or in the Trademark License Agreement, Venture shall have the exclusive control over the manner and use of any trade names, trademarks, service marks, logos, copyrights and other intellectual property (the "Marks") owned by Venture, including "ESPN.com." Representative acknowledges that the License granted by the Trademark License Agreement is non-exclusive and, as such, Venture is free to use, or license others to use the marks in any manner whatsoever, other than for the purpose of selling advertising on the Internet Services during the Term, except as provided in Section 1.5 above.

  Section 6.2. PROGRAMMING DECISIONS. (i) During the Term, Venture shall have the sole power, to make all decisions (other than decisions with respect to the Services, except as provided herein) concerning the programming and content of the Internet Services, including decisions relating to the execution, renewal, amendment, modification or termination of all Agreements related thereto.

  Section 6.3. USE OF NAMES. The Representative shall not have the right to use the name, likeness or voice of Walt Disney, the words, "Disney," "ABC," "ESPN," (other than as part of "ESPN.com") or any Disney animated character or any other trademark, tradename or logo of Disney for any manner whatsoever without the prior consent of Disney or ABC, as appropriate.


                                   ARTICLE 7


                            VENTURE APPROVAL MATTERS


  Section 7.1. VENTURE APPROVAL MATTERS. Notwithstanding anything to the contrary contained herein, Representative shall not, without the prior written approval of the General Manager of Ventures (i) institute any legal proceedings on behalf of the Internet Services (other than ordinary course collection matters instituted by Representative following not less than thirty (30) days' prior written notice to Venture).

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

                                   ARTICLE 8

                         REPRESENTATIONS AND WARRANTIES


     Section 8.1. REPRESENTATIONS AND WARRANTIES OF VENTUre. Venture hereby represents and warrants that:

     (a) ORGANIZATION AND STANDING. Venture is a general partnership duly formed, validly existing and in good standing under the laws of the State of New York, and has all necessary corporate power and authority to carry on the business of the Internet Services and to perform its obligations hereunder.

     (b) AUTHORIZATION AND BINDING OBLIGATION. Venture has all necessary power and authority to enter into and perform this Agreement and the Trademark License Agreement and the transactions contemplated hereby and thereby, and Venture's execution, delivery and performance of this Agreement and the Trademark License Agreement have been duly and validly authorized by all necessary action on its part. This Agreement has been, and upon execution and delivery thereof on the Effective Time of the Trademark License Agreement will have been duly executed and delivered by Venture and constitutes and will constitute its valid and binding obligations enforceable against Venture in accordance with their respective terms.

     (c) ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. The execution, delivery and performance of this Agreement and the Trademark License Agreement, by Venture: (i) do not and will not violate any provision of Venture's organizational documents; (ii) do not and will not require the consent of or any filing with any third party or governmental authority; (iii) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (iv) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Venture is now subject.

     (d) ABSENCE OF PROCEEDINGS. There is no action, suit or proceeding, at law or an equity, by or before any court, tribunal or governmental authority pending or, to the knowledge of Venture, threatened, which, if adversely determined, would materially and adversely affect Venture's ability to perform its obligations hereunder or under the Trademark License Agreement or the validity or enforceability of this Agreement or the Trademark License Agreement.

       Section 8.2. REPRESENTATIONS AND WARRANTIES OF REPRESENTATIVE. Representative hereby represents and warrants that:

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

     (a) ORGANIZATION AND STANDING. Representative is a corporation duly formed, validly existing and in good standing under the laws of the State of Washington and has all necessary corporate power and authority to perform its obligations hereunder.

     (b) AUTHORIZATION AND BINDING OBLIGATION. Representative has all necessary power and authority to enter into and perform this Agreement and the Trademark License Agreement, and the transactions contemplated hereby and thereby, and Representative's execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on its part. This Agreement has been, and upon execution and delivery thereof the Trademark License Agreement will have been duly executed and delivered by Representative and constitutes and will constitute its valid and binding obligations enforceable against Representative in accordance with their respective terms.

     (c) ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. The execution, delivery and performance of this Agreement and the Trademark License Agreement by Representative: (i) do not and will not violate any provision of Representative's organizational documents; (ii) do not and will not require the consent of or any filing with any third party or governmental authority; (iii) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (iv) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Representative is now subject.

     (d) ABSENCE OF PROCEEDINGS. There is no action, suit or proceeding, at law or an equity, by or before any court, tribunal or governmental authority pending or, to the knowledge of Representative, threatened, which, if adversely determined, would materially and adversely affect Representative's ability to perform its obligations hereunder or under this Agreement or the Trademark License Agreement or the validity or enforceability of this Agreement or the Trademark License Agreement.


                                   ARTICLE 9

                                INDEMNIFICATION

     Section 9.1.  INDEMNIFICATION.

     (a) INDEMNIFICATION OF REPRESENTATIVE BY VENTURE. From and after the Effective Time, Venture shall indemnify and hold Representative, its affiliates and their respective directors, officers, affiliates, employees and agents, and the successors and assigns of any of them, harmless from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, "Losses"), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any liabilities, obligations or commitments of Venture (whether absolute, accrued, contingent or otherwise)
(A) existing as of or prior to the Effective Time or arising out of facts and circumstances existing as of or prior thereto, which were not expressly assumed by Representative hereunder or (B) arising after the Effective Date which are not related to the Services; (ii) any breach of, or inaccuracy in, any representation or warranty of Venture in this Agreement or the Trademark License Agreement, or any certificate or other documents delivered pursuant hereto or thereto or in connection herewith or therewith; and (iii) any breach of any covenant or agreement of Venture contained in this Agreement or the Trademark License Agreement.

     (b) INDEMNIFICATION OF VENTURE BY REPRESENTATIVE. From and after the Effective Time, Representative shall indemnify and hold Venture, its affiliates and their respective directors, officers, affiliates, employees and agents, and the successors and assigns of any of them, harmless from and against any and all Losses caused by, relating to, based upon or arising out of (directly or indirectly) (i) any liabilities, obligations or commitments (whether absolute, accrued, contingent or otherwise) assumed by Representative hereunder or Representative's performance of the Services through the Termination Date hereof (except to the extent caused by, relating to, based upon or arising out of (directly or indirectly) the matters described in clauses (ii) and (iii) of
Section 9.1(a)); (ii) any breach of, or inaccuracy in, any representation or warranty of Representative in this Agreement or the Trademark License Agreement, or any certificate or other document delivered pursuant hereto or thereto or in connection herewith or therewith; and (iii) any breach of any covenant or agreement of Representative contained in this Agreement or the Trademark License Agreement.

     Section 9.2.  PROCEDURE FOR INDEMNIFICATION.

     (a) NOTICE OF CLAIMS. In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim.

     (b) PROCEDURES THIRD PARTY CLAIMS. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a "Third Party Claim") in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Article 9, the

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

party or parties seeking indemnification (collectively, the "Indemnitee") shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the "Indemnitor"); provided, however, that any failure by Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foreseeability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with Section 9.1 (Indemnification) in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor's written consent, but if settled with such Indemnitor's written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by Section 9.1 (Indemnification) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.

  Section 9.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties contained in this Agreement or the Trademark License Agreement, or any certificate, document or instrument delivered pursuant hereto or thereto shall survive for a period of six (6) months following the termination of this Agreement (the "Survival Period"). No claim may be brought under this Agreement unless the requisite written notice is given on or prior to the termination of the Survival Period. In any event such notice is given prior to the termination of the Survival Period, the right to indemnification with respect thereto shall survive until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf

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of any party thereto shall not constitute a waiver as to enforcement of any representation or warranty contained herein.


                                   ARTICLE 10


   Section 10.1. NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS EXHIBITS FOR ANY LOSS OF PROFIT OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES OF ANY NATURE, FOR ANY REASON, INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT OR ITS EXHIBITS EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING PARAGRAPH SHALL NOT OPERATE TO LIMIT THE INDEMNITY OBLIGATIONS EXPRESSLY ASSUMED IN THIS AGREEMENT.

                                   ARTICLE 11

                                  TERMINATION

   Section 11.1. TERMINATION. This Agreement shall automatically terminate upon the date (the "Termination Date") of termination in accordance with its terms or expiration of the Amended and Restated Partnership Agreement dated as of the date hereof among the parties thereto (the "Partnership Agreement")

   Section 11.2. Early Termination. In the event that Infoseek would not, immediately following the Effective Time, be entitled to properly report, in accordance with generally accepted accounting principles, the activities of itself and its subsidiaries under this Agreement, including the gross sales of advertising and related products and services by Representative, as revenue in Infoseek's publicly disclosed consolidated financial statements, at any time up to the Effective Time, Infoseek shall have the unilateral right, exercisable in its sole discretion, to terminate this Agreement, in which case this Agreement shall be of no further force or effect.


   Section 11.3.  CERTAIN MATTERS UPON TERMINATION.

   (a) RELEASE OF RIGHTS; PAYMENT. If this Agreement expires or is terminated for any reason in accordance herewith: (i) Representative shall cease providing the Services and, following such expiration or termination, shall cooperate with Venture in connection with the resumption by Venture of overall management of the Internet Services; (ii) In the case of earlier termination, Representative shall pay to Venture, by wire transfer of immediately available funds, not later than sixty (60) days following the termination date, all amounts in respect of the Representation Rights Fee accrued or which will accrue with respect to Services rendered through the termination date, together with interest thereon

                                       11
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from and including the next scheduled date of payment through but excluding the actual date of payment; and (iii) the Trademark License Agreement and Representative's engagement and all rights hereunder shall immediately cease.

   (b) INDEMNIFICATION RIGHTS SURVIVE. No expiration or termination of this Agreement shall terminate the obligation of any party to indemnify the other under Section 9.1 (Indemnification) or limit or impair any party's rights to receive payments due and owing or which accrued hereunder on or before the date of such termination.


                                   ARTICLE 12

                                CONFIDENTIALITY


   Section 12.1. CONFIDENTIALITY. Representative shall treat confidentially all records, books and other information of any type received or compiled for the benefit of Venture hereunder in connection with this Agreement. Representative agrees not to disclose any such records, books and information to any third party (other than directors, officers, partners, employees or outside advisors of such party and other than expressly in the performance of such party's obligations hereunder) without the prior written consent of Venture. Representative will take all commercially reasonable steps to protect all confidential information of the Venture using methods at least substantially equivalent to the steps it takes to protect its own proprietary information.
The foregoing shall not be applicable to any information that is (i) publicly available when provided or that thereafter becomes publicly available other than through a breach by such party of its agreements hereunder, (ii) required to be disclosed by Representative by judicial or administrative process in connection with any action, suit, proceeding or claim or otherwise by applicable law or
(iii) known by Representative on the date of this Agreement, not otherwise primarily related to the business of the Internet Services or any Network Office and not otherwise subject to a confidentiality agreement with or other obligation of secrecy to Venture or any other party. Information shall be deemed "publicly available" and not subject to Representative's agreement hereunder if such information becomes a matter of public knowledge or is contained in materials available to the public or is obtained by Representative from any source other than Venture (or its directors, officers, partners, employees or outside advisors), provided that such source has not to Representative's actual knowledge entered into a confidentiality agreement with Venture with respect to such information.

                                   ARTICLE 13

                                 MISCELLANEOUS

   Section 13.1. NO PARTNERSHIP OR JOINT VENTURE. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the

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

parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent the other party to this Agreement.

   Section 13.2. ENTIRE AGREEMENT; SCHEDULES; AMENDMENT; WAIVER. Except as set forth in the subsequent sentence, this Agreement and the Trademark License Agreement and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Notwithstanding anything to the contrary contained in this Agreement, each and every term or provision contained in the Partnership Agreement and the related Amended and Restated Management and Services Agreement dated as of the date hereof among the parties thereto (the "Management and Service Agreement") shall govern in the event of any conflict with any term or provision in this Agreement, without limitation. Any ambiguities in any such determination should be resolved in favor of the reading of the Partnership Agreement and the Management and Services Agreement. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought. No failure or delay on the part of Venture or Representative in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any right or remedies which either may otherwise have.

   Section 13.3. FURTHER ASSURANCES. Each of Venture and Representative agrees to execute and deliver such instruments and take such other actions as may reasonably be required to carry out the intent of this Agreement.

   Section 13.4. BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Representative nor Venture may assign its rights or obligations under this Agreement except that either party may assign this Agreement to its parent corporation or any entity of which its parent owns at least 80% of the voting equity.

   Section 13.5. HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

   Section 13.6. GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of laws.

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

   Section 13.7. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing, and addressed as follows:

              If to Venture:            Starwave Corporation
                                        13810 SE Eastgate Way
                                        Bellevue, WA  98005
                                        Attention:  Michael Slade
                                                    Curt Blake
                                        Telephone:  (206) 957-2000
                                        Facsimile:  (206) 643-9381

               If to Representative:    Starwave Corporation
                                        13810 SE Eastgate Way
                                        Bellevue, WA  98005
                                        Attention:  Michael Slade
                                                    Curt Blake
                                        Telephone:  (206) 957-2000
                                        Facsimile:  (206) 643-9381

               If to Infoseek:          Infoseek Corporation
                                        1399 Moffett Park Boulevard
                                        Sunnyvale, California 94089
                                        Attn:  Harry Motro
                                               Leslie Wright
                                        Telephone:  (408) 543-6700
                                        Facsimile:  (408) 734-9356

Any such notice, request, demand or communication shall be deemed to have been duly delivered and received (a) upon hand delivery thereof during business hours, (b) upon the earlier of receipt of three (3) days after posting by registered mail or certified mail, return receipt requested, (c) on the next business day following delivery to a reliable or recognized air freight delivery service, and (d) on the date of transmission, if sent by facsimile during normal business hours (but only if a hard copy is also send by overnight courier), but in each case only if sent in the same manner to all persons entitled to receive notice or a copy. Any party may, with written notice to the other, change the place for which all further notices to such party shall be sent. All costs and expenses for the delivery of notices hereunder shall be borne and paid for by the delivering party.

   Section 13.8. SEVERABILITY. If any of the provisions of this Agreement shall be held unenforceable, then the remaining provisions shall be construed as if such unenforceable provisions were not contained herein. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provisions hereof unenforceable in any respect.

   Section 13.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties have executed this Representation Agreement as of the date first above written.


                                             STARWAVE CORPORATION

                                             By:    /s/ Kevin Mayer
                                                    -------------------------
                                             Name:  Kevin Mayer
                                             Title: Sr. Vice President


                                             ESPN/STARWAVE PARTNERS
                                             by: ESPN Online Investments, Inc.

                                             By:     /s/ Laurence J. Shapiro
                                                    -------------------------
                                             Name:  Laurence J. Shapiro
                                             Title: Vice President


                                             INFOSEEK CORPORATION

                                             By:     /s/ Harry M. Motro
                                                    -----------------------
                                             Name:  Harry M. Motro
                                             Title: President and CEO


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